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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
August 15, 2000


       Anker Coal Group Announces Second Quarter and Year-To-Date Results

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") today reported its financial results for the second quarter and for the six month period ended June 30, 2000.

RESULTS FOR SECOND QUARTER OF 2000

         The Company reported adjusted EBITDA of $5.5 million for the quarter ended June 30, 2000, an increase of 83% from adjusted EBITDA of $3.0 million in the same period of 1999. Bruce Sparks, President of the Company, said "the continued improvement in adjusted EBITDA from 1999 levels is primarily due to cost savings achieved through the use of contract miners at the Company's deep mine operations and the resulting reduction in overhead costs."

         The cost per ton of operations and selling expenses for company-produced and brokered coal for the quarter ended June 30, 2000, was $24.68 compared to $25.36 per ton for the quarter ended June 30, 1999, a decrease of 3%.

         The Company reported revenues of $54.8 million for the second quarter of 2000, a decrease of 4% from the $57.3 million of revenues for the same period of 1999. The decrease in revenues was primarily attributable to the lower coal sales volume.

         Gross profit for the second quarter of 2000 was $2.0 million, an increase of $2.3 million from a gross loss of $0.3 million for the second quarter of 1999. Net loss declined $6.0 million, or 65%, from a net loss of $9.3 million in the second quarter of 1999 to a net loss of $3.3 million in the current quarter. Mr. Sparks noted that "although the Company recorded a second quarter net loss, the continued improvement in gross profit and the decline in net loss, despite slightly lower revenue, is evidence that the Company's revised business plan is having a positive impact on the Company's financial performance.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2000

         The Company also reported adjusted EBITDA of $12.3 million for the six months ended June 30, 2000, as compared to adjusted EBITDA of $8.3 million for the same period of 1999, an increase of $4.0 million or 48%.

         The cost per ton of operations and selling expenses for company-produced and brokered coal was $24.53 for the six months ended June 30, 2000, compared to $25.09 per ton for the same period of 1999, a decrease of 2%.

         The Company also reported revenues for the first six months of 2000 of $112.7 million, a decrease of 1% from the $114.2 million of revenues for the first six months of 1999. The decline in revenues was primarily attributable to lower sales volume of company-produced coal. This was partially offset by increased volume in the Company's brokered coal operations.


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         Gross profit for the six months ended June 30, 2000, was $5.0 million compared to $1.9 million for the same period of 1999, an increase of $3.1 million, or 163%. Net loss declined $6.3 million, or 51%, from a net loss of $12.3 million for the six month period ended June 30, 1999, to a net loss of $6.0 million for the six month period ended June 30, 2000.

         Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation, non-recurring related expenses, loss on impairment of investment, life insurance proceeds, financial restructuring charges and extraordinary items. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Gross profit represents coal sales and related revenue less cost of operations and selling expenses and depreciation, depletion and amortization.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304) 594-1616.


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